Exhibit 5.1

100 Congress, Suite 300 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

March 1, 2016

Team, Inc.

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

Ladies and Gentlemen:

We have acted as counsel to Team, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate 211,523 shares of Common Stock of the Company, $0.30 par value per share (the “Common Stock”) that may be issued under the Furmanite Corporation 1994 Stock Incentive Plan (the “1994 Plan”). Certain outstanding awards under 1994 Plan have been assumed by the Company subject to appropriate adjustments pursuant to the terms of the Agreement and Plan of Merger dated November 1, 2015 by and among the Company, TFA, Inc., a wholly owned subsidiary of the Company and Furmanite Corporation (“Furmanite”) under which TFA, Inc. was merged with and into Furmanite with Furmanite surviving as a wholly owned subsidiary of the Company.

As the basis for the opinion hereinafter expressed, we examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the converted awards under 1994 Plan after the filing of this Registration Statement are validly authorized shares of Common Stock and, when issued pursuant to the provisions of 1994 Plan, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This opinion is rendered on the date hereof, and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Locke Lord LLP
Locke Lord LLP